                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           HUDSON GENERAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid: ____________

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid: ____________

     2) Form, Schedule or Registration Statement No.: ____________

     3) Filing Party: ____________

     4) Date Filed: ____________

                                      LOGO

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                           HUDSON GENERAL CORPORATION

     Notice is hereby given that the Annual Meeting of Stockholders of Hudson General Corporation (the "Corporation") will be held at the offices of the Corporation, 111 Great Neck Road, Great Neck, New York, on November 15, 1996 at 9:30 A.M., local time, for the following purposes:

          (1) To elect eight directors to serve in accordance with the by-laws until the next Annual Meeting of Stockholders and until their successors are elected and shall duly qualify; and

          (2) To consider and act upon such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on September 19, 1996 as the record date for the determination of holders of Common Stock entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors,

                                          NOAH E. ROCKOWITZ
                                          Vice President and Secretary

Dated: Great Neck, New York
       October 8, 1996

     IT IS HOPED THAT YOU CAN PERSONALLY ATTEND THIS MEETING. IF YOU CANNOT ATTEND, YOU ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED WITHIN THE UNITED STATES.

                           HUDSON GENERAL CORPORATION
                              111 GREAT NECK ROAD
                           GREAT NECK, NEW YORK 11021

                           -------------------------

                                PROXY STATEMENT
                           -------------------------

     This Proxy Statement is furnished to stockholders of Hudson General Corporation (the "Corporation") in connection with the solicitation of proxies for the Annual Meeting of Stockholders of the Corporation to be held on November 15, 1996, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournments or postponements thereof. A form of proxy for this meeting is enclosed herewith. It is expected that this Proxy Statement and the enclosed form of proxy will be first mailed to the stockholders on or about October 8, 1996.

     The solicitation of the proxy enclosed with this Proxy Statement is made by and on behalf of the Board of Directors of the Corporation. The costs of this solicitation will be paid by the Corporation. Such costs include preparation, printing and mailing of the Notice of Annual Meeting and form of proxy and this Proxy Statement. The solicitation will be conducted principally by mail, although directors, officers and regular employees of the Corporation and its subsidiaries, without additional compensation, may solicit proxies personally or by telephone and telegram. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for proxy material to be sent to their principals, and the Corporation will reimburse such persons for their expenses in so doing.

     The shares represented by all valid proxies in the enclosed form will be voted if received in time for the meeting and will be voted in accordance with the directions, if any, given in the proxy. If no directions are given, the proxy will be voted FOR the election of all the persons named herein as nominees for director of the Corporation. A proxy is revocable at any time prior to being voted by written notice to the Secretary of the Corporation, by submission of another proxy bearing a later date, or by voting in person at the meeting. The mere presence at the meeting of a person appointing a proxy does not revoke the appointment.

     The Corporation had outstanding on September 19, 1996, the record date for the meeting, 1,968,760 shares of Common Stock, each of which is entitled to one vote on each matter to be voted on at the meeting. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for the transaction of business at the meeting. Pursuant to the Corporation's by-laws, when a quorum is present, the affirmative vote of the holders of a majority of the shares entitled to vote and represented at the meeting is required for the election of directors. Abstentions and broker non-votes, if any, will be included for purposes of determining a quorum, and will have the same effect as a vote to withhold authority in the election of directors.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of September 19, 1996 (except as otherwise indicated in note (c) to the table), the stockholdings of the only stockholders of the Corporation owning of record or known by the Corporation to own beneficially more than 5% of the Corporation's Common Stock:

                                                             AMOUNT AND NATURE
                                                          OF BENEFICIAL OWNERSHIP
                                                      -------------------------------
                                                      SOLE VOTING       SHARED VOTING
                                                          AND                AND          PERCENTAGE OF
                NAME AND ADDRESS OF                   INVESTMENT         INVESTMENT        OUTSTANDING
                  BENEFICIAL OWNER                       POWER              POWER            SHARES
----------------------------------------------------  -----------       -------------     -------------
Jay B. Langner......................................    131,258(a)              --             6.6%(a)
111 Great Neck Road
Great Neck, New York 11021
Richard D. Segal....................................     32,572             98,321(b)          6.6%
707 Westchester Avenue
White Plains, New York 10604
GAMCO Investors, Inc./
  Gabelli Funds, Inc./
  Gabelli International Limited/
  Gabelli International II Limited/
  Gabelli Performance Partnership L.P./
  Gabelli Asset Management Company International
    Advisory Services Ltd./
  Mario J. Gabelli(c)...............................    833,143(d)              --            42.3%
One Corporate Center
Rye, New York 10580

---------------
(a) Includes 10,000 shares issuable upon the exercise of presently exercisable options (see "Options") . The percentage of outstanding shares has been calculated as though such options had been exercised.

(b) Consists of (i) 27,590 shares owned by a partnership of which Mr. Segal is the managing partner, (ii) 37,321 shares owned by a partnership of which Mr. Segal is a co-trustee of certain of the partners thereof, (iii) 23,810 shares owned by members of Mr. Segal's family, as to which he is attorney in fact, and (iv) 9,600 shares owned by a trust of which he is a co-trustee. Mr. Segal disclaims beneficial ownership, for purposes of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, of all shares discussed in this footnote.

(c) The holdings listed are as set forth in the amendment to the Schedule 13D filed jointly by GAMCO Investors, Inc./Gabelli Funds, Inc./Gabelli International Limited/Gabelli International II Limited/Gabelli Performance Partnership L.P./Gabelli Asset Management Company International Advisory Services Ltd./Mario J. Gabelli dated September 10, 1996.

(d) Voting power is shared as to 151,300 of these shares. Also, GAMCO Investors, Inc. does not have authority to vote 65,284 of the shares held by it.

                                     ITEM 1

                             ELECTION OF DIRECTORS

     The by-laws of the Corporation provide for a Board of Directors of not less than three directors, as may be fixed by resolution of the Board of Directors or stockholders. The Board of Directors, by resolution, has fixed the number of directors, effective at the 1996 Annual Meeting of Stockholders, at eight. All nominees, except Messrs. Pollack and Rubin, currently are directors of the Corporation. It is the intention of the persons named in the enclosed proxy, unless otherwise instructed, to vote shares covered by valid proxies in favor of the election to the Board of Directors of the eight persons named in the following table. Each director will be elected to serve until the next Annual Meeting of Stockholders and until his successor is elected and shall duly qualify. If any nominee at the time of election is unavailable to serve, it is intended that the persons named in the proxy, or their substitutes, will vote for an alternative nominee who will be designated by the Board. However, the Board has no reason to anticipate that any of the designated nominees will not be candidates.

NOMINEES FOR DIRECTOR

                                       POSITION WITH THE CORPORATION,              YEAR FIRST
                                      IF ANY, PRINCIPAL OCCUPATION AND              BECAME A
          NAME                          OTHER BUSINESS AFFILIATIONS                 DIRECTOR    AGE
------------------------   ------------------------------------------------------  ----------   ---
Milton H. Dresner.......   Developer, builder and private investor for more than      1989      70
                           the past five years. Director of Avatar Holdings,
                           Inc., Childtime Child Care and InterAction Media Corp.
Jay B. Langner..........   Chairman of the Board of Directors since 1977. Chief       1961      66
                           Executive Officer of the Corporation since 1989, and
                           President from 1961 through 1979 and 1989 to September
                           1996.
Paul R. Pollack.........   Executive Vice President and Chief Operating Officer         --      54
                           of the Corporation since 1990, and President of its
                           subsidiary, Hudson General LLC, since September 1996.
                           Senior Vice President of the Corporation from 1984 to
                           1990.
Edward J. Rosenthal.....   Vice Chairman of Cramer Rosenthal McGlynn, Inc.,           1976      62
                           investment managers. Director of Astro Communications
                           Corp. and Glenayre Technologies Inc.
Michael Rubin...........   President of the Corporation since September 1996.           --      49
                           Executive Vice President and Chief Financial Officer
                           of the Corporation from 1990 to September 1996, Vice
                           President-Finance of the Corporation from 1985 to
                           1990, and Treasurer since 1983.
Hans H. Sammer..........   Consultant. Retired Director, Investment Banking Group     1978      62
                           of Prudential Securities Incorporated.
Richard D. Segal........   Chairman and Chief Executive Officer of Seavest Inc.,      1981      42
                           a private investment company. Director of Penn Traffic
                           Co.
Stanley S. Shuman.......   A Managing Director and Executive Vice President of        1985      61
                           Allen & Company Incorporated, investment bankers.
                           Director of Bayou Steel Corporation, News Corporation
                           Limited and Tower Air, Inc.

     The Board of Directors held eight meetings during the fiscal year ended June 30, 1996.

     The Board has established four standing committees to assist it in the discharge of its responsibilities, as follows:

     The Executive Committee is authorized, during the intervals between Board meetings, to exercise, to the extent permitted by law, all of the powers of the Board in the management of the affairs of the Corporation. The Executive Committee, which consists of Messrs. Langner, Sammer and Segal, met three times during fiscal 1996.

     The Audit Committee consists of Messrs. Dresner, Rosenthal and Sammer, none of whom is an employee of the Corporation. Its primary responsibilities are to oversee the Corporation's system of internal accounting controls and the financial reporting process, review the internal audit function, recommend the appointment of the Corporation's independent auditors, and review all audit reports. In this connection, the Audit Committee meets with the Corporation's independent auditors and management to review the scope of the annual audit and the policies relating to internal auditing procedures and controls, and provides general oversight with respect to the accounting principles employed in the Corporation's financial reporting. The Audit Committee met six times during fiscal 1996.

     The Compensation Committee consists of Messrs. Rosenthal, Sammer, Segal and Shuman. Its functions include approval of the compensation of employees of the Corporation whose compensation exceeds a specified amount and determination of individual awards under the Corporation's Executive Incentive Program. See "Compensation Committee Report on Executive Compensation". This Committee met twice during fiscal 1996.

     The Stock Option and Appreciation Rights Committee consists of Messrs. Rosenthal, Sammer, Segal and Shuman. The Committee administers the Corporation's Stock Option and Stock Appreciation Rights Plans. This Committee met three times during fiscal 1996.

     The Corporation does not have a Nominating Committee.

     The Board establishes such other committees as it determines may be needed to assist it in the discharge of its responsibilities.

     During fiscal 1996, all directors attended at least 75% of the aggregate number of meetings of the Board and committees of which they were members.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Corporation receive no additional compensation for service on the Board of Directors or any committees thereof. Members of the Board who are not employees of the Corporation receive an annual fee of $20,000, with the exception of Mr. Sammer, who is Chairman of the Audit, Compensation and Stock Option and Appreciation Rights Committees and receives an annual fee of $24,000, and Mr. Shuman, who receives an annual fee of $30,000. Directors do not receive any amounts in addition to the foregoing for service on committees of the Board. Directors are entitled to be reimbursed for reasonable expenses incurred by them in connection with their service on the Board or any committee thereof.

OWNERSHIP OF EQUITY SECURITIES

     The following table sets forth information regarding the shares of the Corporation's Common Stock owned beneficially, directly or indirectly, as of September 19, 1996, by the directors and nominees for director of the Corporation, the Corporation's Chief Executive Officer and the four other most highly compensated executive officers of the Corporation, and all directors and executive officers as a group. Except as otherwise indicated in the notes to the table, the persons listed below have sole voting and investment power with respect to such shares.

                                                                                     PERCENTAGE OF
                                                                     SHARES OF        OUTSTANDING
                               NAME                                 COMMON STOCK        SHARES
------------------------------------------------------------------  ------------     -------------
Milton H. Dresner.................................................      69,000(1)          3.5%
Jay B. Langner....................................................     131,258(2)          6.6%
Edward J. Rosenthal...............................................       7,200(3)           .4%
Hans H. Sammer....................................................       1,000              .1%
Richard D. Segal..................................................     130,893(4)          6.6%
Stanley S. Shuman.................................................          --              --
Paul R. Pollack...................................................      10,140(2)           .5%
Michael Rubin.....................................................       8,430(2)           .4%
Raymond J. Rieder.................................................       7,400(2)           .4%
Fernando DiBenedetto..............................................       3,010(2)           .2%
Directors and executive officers as a group (12 persons)..........     372,131(2)         18.5%

---------------
(1) These shares are held by a revocable living trust established by Mr. Dresner of which he is also the trustee.

(2) Includes shares issuable upon the exercise of the stock options held by such individual(s), all of which are presently exercisable, as follows: Mr. Langner 10,000; Mr. Pollack 8,200; Mr. Rubin 8,200; Mr. Rieder 7,400; Mr. DiBenedetto 3,000; and all directors and executive officers as a group 40,600. The percentage of outstanding shares (i) for each individual has been calculated as though only such options held by the individual had been exercised, and (ii) for the group has been calculated as though all such options had been exercised.

(3) Consists of 4,200 shares owned by a partnership of which Mr. Rosenthal is managing general partner and 3,000 shares owned by a corporation controlled by Mr. Rosenthal. Mr. Rosenthal has shared voting and investment power with respect to all such shares.

(4) Includes 98,321 shares as to which Mr. Segal disclaims beneficial ownership. See "Principal Stockholders".

                               EXECUTIVE COMPENSATION

     The following table sets forth, for the Corporation's last three fiscal years, the compensation of the persons who were at June 30, 1996 the Corporation's Chief Executive Officer and the four other most highly compensated executive officers of the Corporation:

                           SUMMARY COMPENSATION TABLE

                                                                 ANNUAL COMPENSATION
                                                   FISCAL YEAR   -------------------      ALL OTHER
                    NAME AND                          ENDED                  BONUS      COMPENSATION
               PRINCIPAL POSITION                    JUNE 30      SALARY      (1)            (2)
-------------------------------------------------  -----------   --------   --------   ---------------
Jay B. Langner (3)...............................      1996      $450,000   $250,000       $30,000
  Chairman, President and                              1995       450,000         --        30,000
  Chief Executive Officer                              1994       350,000         --        30,000
Paul R. Pollack..................................      1996       218,000    300,000        15,118
  Executive Vice President                             1995       218,000    180,000        17,823
  and Chief Operating Officer                          1994       210,000    200,000        19,894
Michael Rubin (3)................................      1996       218,000    300,000        10,769
  Executive Vice President, Treasurer                  1995       218,000    180,000        12,644
  and Chief Financial Officer                          1994       210,000    200,000        14,145
Raymond J. Rieder................................      1996       183,500    225,000         8,841
  Senior Vice President and                            1995       183,500    140,000        10,392
  Chief Marketing Officer                              1994       178,500    150,000         9,893
Fernando DiBenedetto (4).........................      1996       152,500    180,000         8,834
  Senior Vice President -- Operations                  1995       152,500    120,000        10,408

---------------
(1) Except with respect to Mr. Langner, all amounts shown in this column represent awards under the Corporation's Executive Incentive Program. Mr. Langner does not participate in this Program. See "Compensation Committee Report on Executive Compensation".

(2) All amounts shown in this column were contributed by the Corporation and allocated to the accounts of the persons named in the table pursuant to the Corporation's 401(k) Profit Sharing Plan.

(3) Effective September 13, 1996, Mr. Rubin became President of the Corporation. Mr. Langner continues to serve as Chairman of the Board and Chief Executive Officer.

(4) Mr. DiBenedetto became an executive officer in July 1994. The table sets forth his compensation for the Corporation's full 1995 and 1996 fiscal years.

OPTIONS AND STOCK APPRECIATION RIGHTS

     The Corporation's Stock Option and Stock Appreciation Rights Plans expired in 1991, and therefore no grants of stock options or stock appreciation rights ("SAR's") were made during the fiscal year ended June 30, 1996.

     The following table sets forth information with respect to the executive officers named in the Summary Compensation Table concerning the exercise of options and SAR's during the fiscal year ended June 30, 1996, and unexercised options and SAR's held as of June 30, 1996.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                                VALUE OF
                                                                       NUMBER OF               UNEXERCISED
                                                                      UNEXERCISED             IN-THE-MONEY
                            SHARES ACQUIRED                         OPTIONS/SAR'S AT        OPTIONS/SAR'S AT
           NAME             ON EXERCISE(1)      VALUE REALIZED     FISCAL YEAR-END(2)     FISCAL YEAR-END(2)(3)
--------------------------  ---------------     --------------     ------------------     ---------------------
Jay B. Langner............      --                 $--                   10,000                 $ 205,850
Paul R. Pollack...........       10,000             168,400               8,200                   160,630
Michael Rubin.............       10,000             178,400               8,200                   160,630
Raymond J. Rieder.........       10,000             179,650               7,400                   145,608
Fernando DiBenedetto......        5,000              80,204               3,000                    56,908

---------------
(1) All exercises by the named individuals were of SAR's for which only cash was received. The amounts in this column are the number of SAR's that were exercised.

(2) All options and SAR's held by the named individuals were exercisable at June 30, 1996.

(3) Value is based on the closing market price of the Corporation's Common Stock on June 28, 1996, which was the last trading day for the American Stock Exchange in the fiscal year ended June 30, 1996.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for reviewing and approving the compensation of employees of the Corporation whose compensation exceeds a specified level, including all executive officers of the Corporation. The Compensation Committee is comprised of four directors, none of whom is an employee of the Corporation. The members of the Compensation Committee also constitute the full membership of the Stock Option and Appreciation Rights Committee of the Board of Directors. As discussed below, no stock options or stock appreciation rights were available to be awarded during the fiscal year ended June 30, 1996 and, accordingly, this report is submitted solely by the Compensation Committee.

     The goal of the Compensation Committee is to maintain executive compensation at levels which enable the Corporation to attract and retain highly qualified executives.

     Prior to December 1993 when the Compensation Committee adopted the Executive Incentive Program discussed below, the annual cash compensation of executive officers (including Jay B. Langner, the Corporation's Chief Executive Officer) consisted exclusively of base salary. The sole exception was one executive officer employed by the Corporation's Canadian subsidiary who continues to receive an annual bonus (the "Canadian Officer").

     Each of the executive officers (including Mr. Langner) is party to an employment agreement with the Corporation which permits, but does not require, increases to base salary, and increases to base salary are considered annually by the Compensation Committee. The Compensation Committee reviews with Mr. Langner any proposed salary increases for executive officers other than Mr. Langner. Salary increases, if any, are generally effective at the start of the Corporation's fiscal year.

     Factors considered by the Compensation Committee in reviewing and approving the base salary of executive officers (including Mr. Langner) are typically subjective. The Compensation Committee generally takes into account the executive's overall performance and contributions to the Corporation, as well as industry specific and overall economic climates and the profitability of the Corporation (without reference to any specific performance-related targets), with no particular weight given to any of such factors. In considering increases to the base salary of executive officers other than Mr. Langner and the Canadian Officer for fiscal years ending subsequent to June 30, 1994, the Compensation Committee has also taken into account the existence of the Executive Incentive Program (in which Mr. Langner and the Canadian Officer do not participate).

     The Compensation Committee does not examine the compensation levels at any "peer" group of companies in the Corporation's industry group. The Compensation Committee believes that no such peer group can be identified since almost all U.S. aviation services companies are either privately owned or are subsidiaries of much larger corporations having substantial operations in other lines of business. Thus, neither compensation data of executive officers overseeing the aviation services operations of those companies, nor the performance data with respect to such operations, is available to the Compensation Committee.

     In setting compensation levels during the past several years, the Compensation Committee has been particularly mindful of the unpredictability of the financial condition of the aviation industry, the principal industry to which the Corporation provides services. As a result, salary increases for the fiscal year ended June 30, 1995 for executive officers other than Mr. Langner (whose compensation is discussed below) were designed generally to take into account the increase in the cost of living, and no increases were granted for the fiscal years ended June 30, 1994 and June 30, 1996.

     Shortly prior to the start of the fiscal year ended June 30, 1994, the Corporation retained an independent compensation consultant to assist the Compensation Committee in reviewing the Corporation's compensation policies with respect to its officers and in identifying measures of performance to be used in setting their compensation levels. As a result of this review, the Compensation Committee, in December 1993, adopted the Executive Incentive Program.

     The purpose of the Executive Incentive Program is to relate a portion of executive compensation to corporate performance and thereby motivate executives to increase the Corporation's profitability. Eight officers of the Corporation are eligible to participate in the Executive Incentive Program, including all executive officers named in the Summary Compensation Table except Mr. Langner.

     Under the Executive Incentive Program, a bonus pool is established for each fiscal year in an amount equal to the excess, if any, of earnings before interest and taxes of the Corporation's aviation services business over a specified threshold of return on the Corporation's investment in such business (the "Bonus Base") multiplied by 15%. The maximum bonus pool for any fiscal year was originally $1,000,000. In light of the growth of the Corporation and the increased responsibilities of its executive officers, the maximum bonus pool was increased to $1,500,000 commencing with the fiscal year ended June 30, 1996. If the Corporation, on a consolidated basis, is not profitable for a particular fiscal year, the Board of Directors has the discretion not to pay any bonuses under the Executive Incentive Program and, instead, to carry over the Bonus Base to the next fiscal year. If the Bonus Base for any particular fiscal year is negative, such negative amount must be recouped before there is a bonus pool in a subsequent fiscal year. In the fiscal year ended June 30, 1996 the Corporation had record earnings and earnings per share, and the bonus pool was the maximum permitted under the Executive Incentive Program.

     Individual awards under the Executive Incentive Program are determined subjectively by the Compensation Committee, generally taking into account the executive's overall performance and contributions to the Corporation.

     Mr. Langner's base salary was the same in the fiscal year ended June 30, 1996 as it was in the previous fiscal year, and has been continued at the same level for the fiscal year ending June 30, 1997. As noted above, Mr. Langner does not participate in the Executive Incentive Program. In light of (i) Mr. Langner's major contribution to the successful consummation of the transaction in which Lufthansa Airport and Ground Services GmbH acquired a 26% interest in the Corporation's aviation services business, and (ii) the Corporation's excellent financial performance in the fiscal year ended June 30, 1996, Mr. Langner was awarded a bonus of $250,000 with respect to such fiscal year.

     The Corporation's Stock Option and Stock Appreciation Rights Plans expired in 1991, and thus no awards could be made from such plans during the fiscal year ended June 30, 1996. Outstanding stock options and stock appreciation rights held by the executive officers named in the Summary Compensation Table are set forth in the table that precedes this report.

                                          Submitted by the Compensation
                                          Committee

                                             Edward J. Rosenthal
                                             Hans H. Sammer
                                             Richard D. Segal
                                             Stanley S. Shuman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Stanley S. Shuman, a director of the Corporation and a member of the Compensation Committee, is a Managing Director and Executive Vice President of Allen & Company Incorporated ("Allen & Company"), which has rendered and continues to render various investment banking services to the Corporation. In September 1995, the Corporation and Allen & Company reinstated a previous agreement between them which had expired in January 1994 pursuant to which the Corporation engaged Allen & Company to render certain investment banking services. The term of the agreement, as reinstated, extends until March 31, 1997.

     In connection with the transaction in which Lufthansa Airport and Ground Services GmbH ("LAGS") acquired a 26% interest in the Corporation's aviation services business, Allen & Company was paid a fee for services rendered in fiscal 1996. If LAGS exercises the option that was granted to it to increase its interest in the Corporation's aviation services business to a maximum of 49%, Allen & Company will be entitled to an additional fee.

CERTAIN TRANSACTIONS

     During the fiscal year ended June 30, 1996, Michael Rubin, an executive officer of the Corporation, and another individual were indebted to the joint venture between the Corporation and Oxford First Corporation for mortgage financing in connection with the earlier purchase by such individuals of a parcel in the Kohala Ranch land development project of the joint venture in Hawaii. The mortgage loan called for interest at the rate of 8% per annum, and repayment based on a thirty year amortization schedule with a "balloon" payment of the full remaining balance due at the end of seven years. The maturity date of this loan was subsequently extended at the same interest rate. The principal balance of such mortgage loan outstanding at June 30, 1995 was $116,443. During August 1995, Mr. Rubin paid the full remaining principal balance of such loan.

STOCKHOLDER RETURN PERFORMANCE GRAPH

     Set forth below are a line graph and table comparing the cumulative total stockholder return on the Corporation's Common Stock with the cumulative total return of (i) the American Stock Exchange Index ("AMEX Index") and (ii) the Media General Financial Services Index for Aircraft Manufacturers and Services (the "Media General Group Index") for the five years commencing June 30, 1991 and ended June 30, 1996. The graph and table assume that $100 was invested on June 30, 1991, at the closing price, in each of the Corporation's Common Stock, the AMEX Index and the Media General Group Index, and that all subsequent dividends were reinvested. This data was furnished by Media General Financial Services.

                                                                  Media Gen-
      Measurement Period          Hudson Gen-                     eral Group
    (Fiscal Year Covered)            eral         AMEX Index         Index
1991                                    100.00          100.00          100.00
1992                                     64.78          109.95          100.57
1993                                     59.12          120.21          105.69
1994                                     77.36          116.04          128.10
1995                                    105.35          139.63          169.00
1996                                    185.53          159.88          244.71

     The Media General Group Index includes the Corporation, another company engaged in aviation services and twenty other companies which are primarily engaged in the manufacture and/or maintenance of aircraft, aircraft parts, instruments and engine components.

EMPLOYMENT AGREEMENTS AND SEVERANCE AGREEMENTS

     The Corporation has an employment agreement with Mr. Langner (the "Employment Agreement"), which, as extended, expires on January 31, 2001. Mr. Langner's annual base salary is $450,000, and the Employment Agreement provides that such base amount may not be reduced except under certain limited circumstances. If Mr. Langner's employment is terminated for any reason except death, disability or Cause (as defined in the Employment Agreement), or if he terminates his employment for Good Reason (as defined in the Employment Agreement), Mr. Langner will receive severance pay in installments at the same rate as his salary in effect upon his termination for the greater of three years or the period from the date of termination to January 31, 2001. If termination is due to Mr. Langner's death, severance payments will be made for twelve months. Unless Mr. Langner is terminated for Cause, he is also entitled to continue to participate during the period in which he receives severance payments in all employee benefit plans for which he was eligible, or to be provided with substantially similar benefits. If Mr. Langner is terminated and obtains other employment, his severance pay is subject to mitigation after twelve months of the severance payment period. In the event of a change in control of the Corporation (as defined in the Employment Agreement) which occurs after termination of Mr. Langner's employment by the Corporation other than for Cause or disability, or by Mr. Langner for Good Reason, and prior to January 31, 2001, Mr. Langner is entitled to receive certain additional amounts under certain circumstances. If while Mr. Langner is employed there is a change in control of the Corporation, the Employment Agreement shall terminate, and all rights and obligations of the Corporation and Mr. Langner with respect to his employment shall be governed by the terms of his Severance Agreement with the Corporation, which is described below.

     The Corporation has employment agreements (the "Contracts") with Messrs. Pollack, Rubin, Rieder and DiBenedetto. The Contracts with Messrs. Pollack, Rubin and Rieder currently extend until December 31, 1998, and the Contract with Mr. DiBenedetto currently extends until December 31, 1997. The Contracts with Messrs. Pollack, Rubin and Rieder are subject to extension for additional three year periods, and the Contract with Mr. DiBenedetto for additional two year periods, unless on or before the September 30th preceding any then-existing expiration date, the Corporation notifies the executive that it elects not to so extend the term. The Contracts provide that the executives shall receive an annual base salary of not less than their respective salary levels in effect on the date of the Contracts. If the term of the executive's Contract is not extended, or if the executive's employment is terminated for any reason except death, disability or Cause (as defined in the Contracts), or if the executive terminates his employment for Good Reason (as defined in the Contracts), the executive will receive severance pay in installments at the same rate as his salary in effect upon his termination for the greater of twenty-four months (eighteen months in the case of Mr. DiBenedetto) or the period to the expiration of his Contract. If termination is due to the executive's death, severance payments will be made for three months. Unless the executive is terminated for Cause, he is also entitled to continue to participate during the period in which he receives severance payments in all employee benefit plans for which he was eligible, or to be provided with substantially similar benefits. If the executive is terminated and obtains other employment, his severance pay is subject to mitigation after twelve months (nine months in the case of Mr. DiBenedetto). In the event of a change in control of the Corporation (as defined in the Contracts) after termination of the executive's employment and prior to the expiration of the Contract, the executive is entitled to receive certain additional amounts under certain circumstances. If while the executive is employed there is a change in control of the Corporation, his Contract shall terminate, and all rights and obligations of the Corporation and the executive with respect to the executive's employment shall be governed by the terms of his Severance Agreement with the Corporation described below.

     The Corporation has severance agreements (the "Severance Agreements") with Messrs. Langner, Pollack, Rubin, Rieder and DiBenedetto pursuant to which payments will be made to such persons under certain circumstances following a change in control of the Corporation.

     The Severance Agreements provide for a lump sum payment by the Corporation to each such executive in the event the executive's employment with the Corporation is terminated other than for death, retirement, disability or Cause (as defined in the Severance Agreements), or the executive terminates his employment for Good Reason (as defined in the Severance Agreements), following a "change in control" of the Corporation (as defined in the Severance Agreements).

     Under the Severance Agreements, upon a termination for which a severance payment is required, an amount will be paid to the executive equal to a specified multiple of the executive's average Compensation for the five years prior to termination. "Compensation" is defined to include salary, bonuses and payments (with certain exceptions) received from the Corporation during a calendar year or payable with respect to such calendar year but deferred to a later period.

     Upon a termination for which a severance payment is required, the Severance Agreements also provide for: (i) furnishing the executive for a period of thirty-six months (twenty-four months in the case of Mr. DiBenedetto) with life, disability, accident and health insurance benefits substantially similar to those provided prior to termination (with such benefits permitted to be reduced to the extent comparable benefits are actually received by the executive during this period); (ii) a cash payment equal to the excess of the market value on the date of termination over the option price, multiplied by the number of shares of stock covered by options granted under the Corporation's Incentive Stock Option Plan; (iii) a cash payment equal to the excess of the higher of market value on the date of termination or the highest price paid in connection with the change in control over the option price, multiplied by the number of shares covered by any stock option granted under all other stock option plans; (iv) a cash payment equal to the difference between the market value (as defined in any stock appreciation rights plan of the Corporation) and the higher of market value on the date of termination or the highest price paid in connection with the change in control, multiplied by the number of stock appreciation rights held by the executive pursuant to any stock appreciation rights plan of the Corporation; and
(v) a payment equal to the present value of the additional retirement benefit which would have been earned under the Corporation's pension plan or successor plan thereto if employment had continued until the expiration date of the Employment Agreement (in the case of Mr. Langner) or of the Contracts of the other executives. Except in the case of Mr. Langner, any payment or benefit received or to be received by the executive in connection with a change in control or the termination of employment will be reduced to the extent that such payment, together with any other compensation provided by the Corporation, would not be deductible by the Corporation, or by any other person making such payment or providing such benefit, pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). With respect to Mr. Langner, under certain circumstances the Corporation is obligated to pay him an additional amount to compensate him for the impact of the excise tax imposed by Section 4999 of the Code.

     In conjunction with the 1992 termination of the Corporation's defined benefit retirement plan and amendment of the Corporation's existing Profit Sharing Plan (which was renamed the "401(k) Profit Sharing

Plan"), the Employment Agreement, the Contracts and the Severance Agreements were amended to provide the executives with the additional benefits to which they would have been entitled under those plans had such termination and amendment not occurred.

     Based upon the provisions of the Severance Agreements, if the executive officers having Severance Agreements were to be terminated during the fiscal year ending June 30, 1997 following a change in control of the Corporation, the maximum severance payments by the Corporation to them would be approximately $1,350,000 to Mr. Langner, $1,049,000 to each of Messrs. Pollack and Rubin, $854,000 to Mr. Rieder, and $465,000 to Mr. DiBenedetto. Such amounts do not include any potential cash payments in respect of stock options and stock appreciation rights in the event of a change of control, as described in clauses
(ii), (iii) and (iv) of the second preceding paragraph.

                                    AUDITORS

     The auditors of the Corporation's financial statements for the fiscal year ended June 30, 1996 were KPMG Peat Marwick LLP. No change in this designation is presently contemplated for the fiscal year ending June 30, 1997. KPMG Peat Marwick LLP has no financial interest in the Corporation, except in the capacity of independent public accountants. Representatives of KPMG Peat Marwick LLP are expected to be present at the meeting, at which time they will be available to respond to appropriate questions from stockholders and will be given the opportunity to make a statement if they desire to do so.

                                    GENERAL

ANNUAL REPORT

     The Annual Report for the fiscal year ended June 30, 1996 is being mailed herewith to all stockholders.

NOTICE REQUIREMENTS

     The Corporation's by-laws require that there be furnished to the Corporation written notice with respect to the nomination of a person for election as a director (other than a person nominated at the direction of the Board of Directors), as well as the submission of a proposal of business (other than a proposal submitted at the direction of the Board of Directors), at a meeting of stockholders. In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder, and the nominee or the proposal, as the case may be, and in the case of an Annual Meeting be received by the Corporation not less than 60 nor more than 90 days prior to the anniversary date of the immediately preceding Annual Meeting; provided, however, that in the event that the Annual Meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which notice of the date of the Annual Meeting was mailed or public disclosure of the date of the Annual Meeting was made, whichever first occurs.

     In addition to the foregoing, in order to be considered for inclusion in the Corporation's Proxy Statement and form of proxy relating to the Annual Meeting of Stockholders of the Corporation to be held in 1997, proposals by stockholders intended to be presented at such Annual Meeting must be received by the Corporation at the address on Page 2 hereof no later than June 10, 1997.

OTHER MATTERS

     The Board does not know of any matters to come before the meeting except those set forth in the Notice of Annual Meeting, but in the event that other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares represented thereby in accordance with their best judgment on the matter.

                                          By Order of the Board of Directors,

                                          NOAH E. ROCKOWITZ
                                          Vice President and Secretary

October 8, 1996

                        PLEASE SIGN, DATE AND RETURN THE
                                 ENCLOSED PROXY

                           HUDSON GENERAL CORPORATION

P          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

R       The undersigned stockholder of HUDSON GENERAL CORPORATION, a Delaware corporation, hereby appoints JAY B. LANGNER and MICHAEL RUBIN, and each
O of them, attorneys, agents and proxies, with full power of substitution to each, for and in the name of the undersigned and with all the powers the
X undersigned would possess if personally present, to vote all the shares of Common Stock of the Corporation which the undersigned is entitled to vote
Y at the Annual Meeting of Stockholders of the Corporation, to be held at the offices of the Corporation, 111 Great Neck Road, Great Neck, New York, on November 15, 1996 at 9:30 A.M. and at all adjournments thereof, hereby revoking any proxy heretofore given. Said proxies are directed to vote as set forth on the reverse side hereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

        THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF ALL THE DIRECTOR NOMINEES.
                                                                   ____________
           (Continued and to be dated and signed on reverse side) |SEE REVERSE |
                                                                  |    SIDE    |
                                                                  |____________|


    PLEASE MARK
[X] VOTES AS IN
    THIS EXAMPLE.

1.  ELECTION OF DIRECTORS:

NOMINEES: Milton H. Dresner, Jay B. Langner, Paul R. Pollack, Edward J. Rosenthal, Michael Rubin, Hans H. Sammer, Richard D. Segal, Stanley S. Shuman

  FOR                WITHHELD
  ALL    [ ]     [ ] FROM ALL
NOMINEES             NOMINEES

---------------------------------------
(To withhold authority from any
individual nominee, mark the "FOR"
box above and write that nominee's
name on the line above.)

PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEARS HEREON. IF SIGNING AS ATTORNEY, EXECUTOR, TRUSTEE OR IN OTHER REPRESENTATIVE CAPACITY, SIGN NAME AND INDICATE TITLE.

RECEIPT IS ACKNOWLEDGED OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND ACCOMPANYING PROXY STATEMENT, AND THE ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED JUNE 30, 1996.

    MARK HERE
   FOR ADDRESS   [ ]
   CHANGE AND
  NOTE AT LEFT

SIGNATURE:                                             DATE:
          --------------------------------------------      -------------------

SIGNATURE:                                             DATE:
          --------------------------------------------      -------------------